EXHIBIT 99

1. Director Compensation Program

The Board of Directors modified the existing compensation program for nonemployee directors on January 26, 2005. Under the modified program, nonemployee directors will be paid an annual retainer fee of $85,000 payable one-half in common stock of General Cable (which may be deferred into the Company’s Deferred Compensation Plan), and the remainder in cash. The cash portion of the fee may also be deferred into the Deferred Compensation Plan. The Chair of the Audit Committee will receive an additional $10,000 retainer in cash. Further, each director is eligible to receive a grant of 2,500 options on the Company’s common stock annually. Pursuant to the modified program, nonemployee directors were each awarded a grant of 2,500 options on the Company’s common stock at a grant price of $11.94, equal to the closing price on the New York Stock Exchange on January 26, 2005.

Also, the director who serves as Nonexecutive Chairman of the Board is entitled to receive additional compensation for services as Chairman in an amount equal to that described above for nonemployee director service. The Chairman received a separate grant of 2,500 common stock options in consideration of his services at the $11.94 grant price on January 26, 2005.

2. Salary Adjustment For President And Chief Executive Officer

On January 26, 2005, the Compensation Committee of the Board of Directors approved an increase in the salary of Gregory B. Kenny, President and Chief Executive Officer, of $35,000, which increases his salary to $660,000, effective as of January 1, 2005.